UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☑ Filed by a Party other than the Registrant 
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	Preliminary Proxy Statement

	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

	Definitive Proxy Statement

☑	Definitive Additional Materials

	Soliciting Material Pursuant to §240.14a-12

CAMERON INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cameron International Corporation intends to send the following correspondence to its 25 largest stockholders in the form of a personal email on Monday, April 23, 2012.

FORM OF EMAIL CORRESPONDENCE TO CERTAIN STOCKHOLDERS:

April 23, 2012

Dear ________________:

You may recall that we reached out to you in February 2012 because Cameron International Corporation’s Board of Directors was considering a proposal for its 2012 Proxy Statement to amend the Company’s Certificate of Incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions.  The Board was interested in the opinions of its large shareholders and the opinions expressed played a part in the Board’s decision to include such a proposal in the Company’s 2012 Proxy Statement.

A lawsuit seeking to enjoin or invalidate a vote on this proposal, as well as the proposal to declassify the Board, was filed against Cameron and its Board of Directors in the Court of Chancery of the State of Delaware on April 11, 2012.  The Board met on April 17, 2012, and approved a Supplement to the Company’s Proxy Statement, which was filed with the Securities and Exchange Commission (“SEC”) on April 19, 2012, along with a Form 8-K which included a copy of the Complaint.  Plaintiff’s counsel notified the Court of Chancery on April 20, 2012 that “[i]n light of recent actions taken by defendants…, plaintiff withdraws his motions for expedited proceedings and for a preliminary injunction.”

Attached is a copy of the Supplement to Cameron’s 2012 Proxy Statement, as filed with the SEC, for your information.

Cameron’s General Counsel, Bill Lemmer, and I would like to arrange a call to discuss with you any questions or concerns you may have.   Please let me know if you would like us to set up a call with you, or your designee, within the next few days to discuss this proposal and other governance matters of interest to you.  When you respond, please include the best time to call and your direct telephone number.

Best regards,

Grace B. Holmes
Corporate Secretary & Chief Governance Officer